As filed with the Securities and Exchange Commission on January 10, 2018

Registration Statement File No. 333-112452

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-112452)

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCIENTIFIC GAMES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	81-0422894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Scientific Games Corporation
6601 Bermuda Road
Las Vegas, Nevada 89119
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Smail, Esq.
Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
(Name and address of agent for service)

(702) 897-7150
(Telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.001 per share	N/A	N/A	N/A	N/A

(1)
The Registrant is not registering additional securities. Registration fees were originally paid by the Predecessor Registrant (as defined below) upon filing of the original registration statement on Form S-3 (File No. 333-112452). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

EXPLANATORY NOTE

On January 10, 2018, Scientific Games Corporation, a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, SG Nevada Merger Company, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of September 18, 2017 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “Scientific Games Corporation” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of Predecessor Common Stock (as defined below) at a special meeting of the stockholders of the Predecessor Registrant held on November 27, 2017. Unless the context otherwise requires, the terms “Scientific Games,” “we,” “our,” “the Company” and “us” refer to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of Class A common stock, par value $0.01 per share (“Predecessor Common Stock”), of the Predecessor Registrant automatically converted into one share of common stock, par value $0.001 per share (“Common Stock”), of the Registrant.

Pursuant to Rule 12g-3(a) under the Exchange Act, the shares of Common Stock of the Registrant, as successor issuer, are deemed registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Similar to the shares of Predecessor Common Stock prior to the Reincorporation Merger, the shares of Common Stock will trade on the NASDAQ Stock Exchange under the symbol “SGMS”.

The Registrant is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3, File No. 333-112452 filed with the Securities and Exchange Commission (the “Commission”) on February 3, 2004 (the “Registration Statement”), pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Nevada from the State of Delaware via the Reincorporation Merger.

In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act, including, but not limited to, the Predecessor Registrant’s most recent annual report on Form 10-K and the description of the Common Stock as set forth in the Registrant’s Current Report on Form 8-K, filed by the Registrant with the Commission on January 10, 2018. The applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 “Other Expenses of Issuance and Distribution” of the registration statement on Form S-3, File No. 333-112452 filed with the Commission on February 3, 2004.

Item 15. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Articles of Incorporation of the Registrant (the “Charter”) and the Amended and Restated Bylaws of the Registrant (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Charter, the Bylaws and the NRS.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Charter further provides that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

Under Section 78.7502 of the NRS, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if such person: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant. However, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding subject to Nevada indemnification laws, or in defense of any such claim, issue or matter, the Registrant is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Registrant’s Charter and Bylaws comply with Nevada law as set forth above.

As permitted by Nevada law, the Registrant’s Bylaws authorize the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Registrant.

Indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses as described above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the Registrant has the authority to indemnify him or her against such liability and expenses.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

Item 16. Exhibits.
Exhibit No.	Exhibit Description

2.1
Agreement and Plan of Merger, dated as of September 18, 2017 by and between Scientific Games Corporation and SG Nevada Merger Company (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K as filed with the SEC on September 18, 2017)

4.1
Amended and Restated Articles of Incorporation of Scientific Games Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018 )

4.2	Amended and Restated Bylaws of Scientific Games Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018)

4.3	Description of Scientific Games Corporation Common Stock (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018)

4.4	Form of Common Stock Certificate of Scientific Games Corporation (incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K as filed with the SEC on January 10, 2018)

5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of EY S.p.A., Independent Registered Public Accounting Firm

23.3*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of this Registration Statement)

99.1
Stockholders' Agreement, dated as of September 6, 2000, among Scientific Games Corporation, MacAndrews & Forbes Holdings Inc. (formerly known as Mafco Holdings Inc.) ("MacAndrews") (as successor-in-interest under the agreement to Cirmatica Gaming S.A.) and Ramius Securities, LLC (incorporated by reference to Exhibit 10.38 to Scientific Games Corporation's Quarterly Report on Form 10-Q for the quarter and nine month periods ended July 31, 2000, Commission File No. 0-13063)

99.2
Supplemental Stockholders' Agreement, dated as of June 26, 2002, among Scientific Games Corporation and MacAndrews (as successor-in-interest to Cirmatica Gaming S.A.) (incorporated by reference to Exhibit 4.2 to Scientific Games Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-13063)

99.3
Letter Agreement, dated as of October 10, 2003, by and between Scientific Games Corporation and MacAndrews further supplementing the Stockholders' Agreement (incorporated by reference to Exhibit 3 to the Schedule 13D jointly filed by MacAndrews and SGMS Acquisition Corporation on November 26, 2003, Commission File No. 005-36154)

99.4
Letter Agreement dated February 15, 2007 between Scientific Games Corporation and MacAndrews (incorporated by reference to Exhibit 10.1 to Scientific Games Corporation's Current Report on Form 8-K filed on February 16, 2007, Commission File No. 0-13063)

* Filed herewith.

Item 17. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) under the Securities Act shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) under the Securities Act as part of a Registration Statement in reliance on Rule 430B under the Securities Act relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) under the Securities Act for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B under the Securities Act, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on January 10, 2018.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Michael A. Quartieri
Name: Michael A. Quartieri
Title: Executive Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of Kevin M Sheehan, Michael A. Quartieri and David W. Smail, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all post-effective amendments to this registration statement (including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons, consisting of the Registrant’s principal executive officer, principal financial officer, principal accounting officer and a majority of the board of directors, on the dates indicated.

Name	Title	Date

/s/ Kevin M. Sheehan	Chief Executive Officer & Director (principal executive officer)	January 10, 2018
Kevin M. Sheehan

/s/ Michael A. Quartieri	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer)	January 10, 2018
Michael A. Quartieri

/s/ Michael F. Winterscheidt	Chief Accounting Officer (principal accounting officer)	January 10, 2018
Michael F. Winterscheidt

/s/ Richard M. Haddrill	Executive Vice Chairman of the Board of Directors and Director	January 10, 2018
Richard M. Haddrill

/s/ Peter A. Cohen	Vice Chairman of the Board of Directors and Director	January 10, 2018
Peter A. Cohen

/s/ M. Gavin Isaacs	Vice Chairman of the Board of Directors and Director	January 10, 2018
M. Gavin Isaacs

/s/ Viet D. Dinh	Director	January 10, 2018
Viet D. Dinh

/s/ Gerald J. Ford	Director	January 10, 2018
Gerald J. Ford

/s/ David L. Kennedy	Director	January 10, 2018
David L. Kennedy

/s/ Gabrielle K. McDonald	Director	January 10, 2018
Gabrielle K. McDonald

/s/ Barry F. Schwartz	Director	January 10, 2018
Barry F. Schwartz

/s/ Frances F. Townsend	Director	January 10, 2018
Frances F. Townsend